SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                Amendment No. 1*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

          Big Sky Energy Corporation (f/k/a China Energy Ventures Corp.)
                                (Name of Issuer)

                     Common Stock $.001 par value per share
                         (Title of Class of Securities)

                                    16938B108
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 9 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16938B108                13G/A                    Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    L-R Global Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16938B108                 13G/A                   Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     L-R General Partner, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------

     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16938B108                 13G/A                   Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            L-R Managers, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 C0
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16938B108                 13G/A                   Page 5 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         Donald S. LaGuardia
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 16938B108                 13G/A                   Page 6 of 9 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Big Sky Energy Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Suite 750, 440 - 2nd Avenue SW Calgary, Alberta, Canada, T2P 5E9.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) L-R Global Partners, L.P., a Delaware limited partnership ("L-R Partners") with respect to the shares of Common Stock directly owned by L-R Partners;

         (ii) L-R General Partner, LLC, a Delaware limited liability company ("L-R GP"), which serves as general partner to L-R Partners, with respect to the shares of the Common Stock directly owned by L-R Partners;

        (iii) L-R Managers, LLC (formerly known as L-R Offshore Managers, LLC) a Delaware limited liability company ("L-R Managers"), which serves as investment manager to L-R Global Fund, Ltd. ("L-R Fund"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by L-R Fund;

         (iv) Donald S. LaGuardia, who serves as managing member of each of L-R GP and L-R Managers, with respect to the Common Stock directly owned by each of L-R Fund and L-R Partners.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 320 Park Avenue, 28th Floor, New York, New York 10022.

Item 2(c).     Citizenship:

     L-R Partners is a limited partnership organized under the laws of the State of Delaware. L-R GP and L-R Managers are limited liability companies organized under the laws of the State of Delaware. Mr. LaGuardia is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock $.001 par value per share (the "Common Stock")

CUSIP No. 16938B108                 13G/A                   Page 7 of 9 Pages

Item 2(e).  CUSIP Number: 16938B108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not Applicable

Item 4.   Ownership.

      A. L-R Global Partners, L.P.
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0% The percentages used herein and in the rest of Item 4 are calculated based upon the 116,390,215 shares of Common Stock issued and outstanding as of September 30, 2005 based on information provided in the 10-QSB of the Company for the period ended September 30, 2005.
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 16938B108                 13G/A                   Page 8 of 9 Pages

      B. L-R General Partner, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

      C. L-R Managers, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

      D. Donald S. LaGuardia
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

Item 5.     Ownership of Five Percent or Less of a Class.

     This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

CUSIP No. 16938B108                 13G/A                   Page 9 of 9 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February __, 2006

                                    L-R Global Partners, L.P.

                                    By:  L-R General Partner, LLC

                                    By:  /s/ Donald S. LaGuardia
                                         --------------------------------
                                         Name:  Donald S. LaGuardia
                                         Title: Managing Member


                                    L-R General Partner, LLC

                                    By:  /s/ Donald S. LaGuardia
                                         --------------------------------
                                         Name:  Donald S. LaGuardia
                                         Title: Managing Member


                                    L-R Managers, LLC

                                    By:  /s/ Donald S. LaGuardia
                                         --------------------------------
                                         Name:  Donald S. LaGuardia
                                         Title: Managing Member


                                    Donald S. LaGuardia

                                    By:  /s/ Donald S. LaGuardia
                                         --------------------------------